EXHIBIT 10.2

Williams OLP, L.P.
as the Borrower

Senior Credit Facilities

Third Amendment
dated as of June 2, 2003
to Credit Agreement
dated as of February 6, 2001

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is entered into as of June 2, 2003 by and among each of the Lenders party hereto, Bank of America, N.A., as Administrative Agent, Williams OLP, L.P., a Delaware limited partnership (the “Borrower”) and the undersigned Guarantors listed on the signature pages hereof.

WHEREAS, the Borrower, Bank of America, N.A., as Administrative Agent, Lehman Commercial Paper, Inc., as Syndication Agent, SunTrust Bank, as Documentation Agent, and the Lenders are parties to that certain Credit Agreement dated as of February 6, 2001, as amended by that certain First Amendment to Credit Agreement and Limited Waiver dated as of July 31, 2001 and that certain Second Amendment to Credit Agreement dated as of July 31, 2001 (as amended, the “Credit Agreement”), pursuant to which the Lenders agreed to provide a term loan facility and a revolving credit facility to the Borrower;

WHEREAS, pursuant to (i) the Assignment, Assumption and Amendment dated as of November 15, 2002 (the “Assignment and Assumption Agreement”) by and among Williams GP LLC, a Delaware limited liability company (“Williams GP”), WEG GP LLC, a Delaware limited liability company (“WEG GP”), the MLP, Williams Energy Services LLC, a Delaware limited liability company (“WES”), and Williams Natural Gas Liquids Inc., a Delaware corporation (“WNGL”), Williams GP assigned to WEG GP, and WEG GP assumed all obligations and rights of Williams GP in its capacity as general partner of the MLP and WEG GP became a general partner of the MLP, and (ii) the Reorganization Agreement, dated as of March 4, 2002 (the “Reorganization Agreement”), by and among the MLP, Williams GP and Williams GP, Inc., a Delaware corporation (the “OLP GP”), the OLP GP assumed all of the obligations and rights of Williams GP in its capacity as general partner of the Borrower and the OLP GP became the general partner of the Borrower (the “Borrower GP Assignment”);

WHEREAS, WES, WNGL and Williams GP (collectively, the “Selling Parties”) and WEG Acquisitions, L.P., a Delaware limited partnership (the “Buyer”) have entered into that certain Purchase Agreement dated as of April 18, 2003 (as amended by that certain Amendment No. 1 to Purchase Agreement dated as of May 5, 2003, herein referred to as the “Purchase Agreement”), pursuant to which the Selling Parties have agreed to sell all of their interests in the MLP and WEG GP to Buyer (as used herein, the term “Proposed Transaction” means the sale of all of the Selling Parties’ interest in the MLP and WEG GP to Buyer on substantially the same terms and conditions set forth in the Purchase Agreement as in effect on the date hereof); and

WHEREAS, the Lenders and the Administrative Agent have been asked to waive an Event of Default under the Credit Agreement, in order that the consummation of the Proposed Transaction does not result in a Change of Control; and

WHEREAS, the Lenders also have been asked to amend certain provisions of the Credit Agreement on and after the date of the Proposed Transaction in the manner provided in Section III of this Amendment;

NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

SECTION I
DEFINITIONS

Section 1.1             Terms Defined Above.  As used in this Amendment, each of the terms defined in the opening paragraph and the Recitals hereof shall have the meaning assigned to such term hereinabove.

Section 1.2             Terms Defined in Credit Agreement.  Each term defined in the Credit Agreement and used in this Amendment without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

SECTION II
WAIVERS TO CREDIT AGREEMENT

Section 2.1             Effectiveness.  (a) Upon satisfaction of the following conditions precedent (i) this Section II shall become operative, and the provisions of the Credit Agreement  referenced in Section 2.2 shall be waived as provided in Section 2.2 and (ii) such waiver shall then and at all times thereafter be deemed effective as of the date first written above: (A) execution and delivery of this Amendment by the Required Lenders, the Administrative Agent, the Borrower and the Guarantors; and (B) payment to the Administrative Agent for the account of each Lender who has signed this Amendment on or before 5:00 P.M. (EDT) on June 2, 2003, of a non-refundable fee in immediately available funds equal to the product of .0015 multiplied by the sum of such Lender’s Pro Rata Share of the Revolver Commitment plus such Lender’s Pro Rata Share of the Term Loan Principal Debt.

(b) Notwithstanding the foregoing, this Agreement shall terminate and be of no further force or effect if the fee referenced in clause (B) of Section 2.1(a) shall not have been paid on or before June 20, 2003.

Section 2.2             Waivers.    Effective upon satisfaction of the conditions precedent set forth in Section 2.1, the Lenders hereby waive any Event of Default under Section 8.01(k) of the Credit Agreement to the extent (but only to the extent) that a Change of Control (a) has occurred or would result from the Borrower GP Assignment; or (b) would occur or result from the consummation of the Proposed Transaction, provided, however, that the foregoing waiver in this clause (b) shall terminate and be null and void and of no further force and effect in the event that (i) the consummation of the Proposed Transaction has not occurred on or before September 30, 2003; or (ii) prior to the consummation of the Proposed Transaction, the Purchase Agreement is terminated or for any reason ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or (iii) prior to the consummation of the Proposed Transaction, any other Event of Default under the Credit Agreement occurs.

SECTION III
AMENDMENTS TO CREDIT AGREEMENT

Section 3.1             Effectiveness.  Upon the satisfaction of each of the following conditions, (i) this Section III shall become operative and the Credit Agreement shall be amended as provided in Section 3.2 and (ii) the amendments effected by Section 3.2 shall then and at all times thereafter be deemed effective as of the date first written above: (A) the Proposed Transaction has been consummated, and a Responsible Officer of the Borrower has delivered a certificate to the Administrative Agent so certifying; (B) this Amendment shall have been executed and delivered by the Required Lenders, the Administrative Agent, the Borrower and the Guarantors; (C) the Borrower shall have delivered evidence satisfactory to the Administrative Agent as to the due authorization and execution of this Amendment by the Borrower and each of the Guarantors; and (D) the fees required by Section 2.1 shall have been paid in accordance with such Section and within the time therein set forth;  provided, however, that this Agreement shall terminate and be null and void and of no further force and effect, and the amendments set forth in Section 3.2 shall not become effective, in the event that (i) the consummation of the Proposed Transaction has not occurred on or before September 30, 2003; or (ii) prior to the consummation of the Proposed Transaction, the Purchase Agreement is terminated or for any reason ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or (iii) prior to the consummation of the Proposed Transaction, any other Event of Default under the Credit Agreement occurs.

Section 3.2             Amendment of Definitions. The following terms, which are defined in Section 1.01 of the Credit Agreement shall be deemed to be amended in their entirety to read as follows:

“CHANGE OF CONTROL” means (a) the failure of WEG Acquisitions, L.P. to own, directly or indirectly, 100% of the general partnership interests in the MLP, (b) the failure of the MLP to own, directly or indirectly, 100% of the general partnership interests in the Borrower, or (c) the failure of the MLP to be the sole limited partner of the Borrower.

“CONSOLIDATED EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, as amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income. For purposes of calculating Consolidated EBITDA for any period encompassing the quarter in which the Proposed Transaction (as defined in the Third Amendment to Credit Agreement) occurs and thereafter, adjustments shall be made to income and expenses as set forth on Schedule A to such Amendment.

 “GENERAL PARTNER” means WEG GP LLC, a Delaware limited liability company and wholly-owned Subsidiary of WEG Acquisitions, L.P., a Delaware limited partnership.

“THIRD AMENDMENT TO CREDIT AGREEMENT” means the Third Amendment to Credit Agreement dated as of June 2, 2003 by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

SECTION IV
MISCELLANEOUS

Section 4.1             Ratification; Representations.  Except as expressly provided herein, the Credit Agreement remains in full force and effect, and is hereby ratified and confirmed by the parties hereto. As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, Borrower and each Guarantor (a) consent to the agreements in this Amendment and (b) agree and acknowledge that the execution, delivery, and performance of this Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, and all guaranties and Rights thereunder are hereby ratified and confirmed,  (c) represent and warrant to the Administrative Agent and the Lenders that as of the effective date of this Amendment and as of the date of execution of this Amendment, (i) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, and (ii) after taking into account the waivers and amendments set forth in this Amendment, no Default or Event of Default exists.

Section 4.2             Successors and Assigns.  The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 4.3             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.4             Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not render unenforceable such provision in any other jurisdiction.

Section 4.5             Construction.  Schedule A attached hereto is deemed to be a part of this Amendment.  In addition, each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

Section 4.6             Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

WILLIAMS OLP, L.P.

BY:	WILLIAMS GP INC.,
Its General Partner

BY:	/s/	Don R. Wellendorf
NAME:	Don R. Wellendorf
TITLE:	President

GUARANTORS:

WILLIAMS NGL, LLC

By:	/s/	Don R. Wellendorf
Name:		Don R. Wellendorf
Title:		President

WILLIAMS TERMINALS HOLDING L.P.

By:	WILLIAMS NGL, LLC, its
General Partner

By:	/s/	Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President

WILLIAMS PIPELINES HOLDINGS, L.P.

By:	WILLIAMS NGL, LLC, its
General Partner

By:	/s/	Don R. Wellendorf
Name:		Don R. Wellendorf
Title:		President

WILLIAMS AMMONIA PIPELINE L.P.

By:	WILLIAMS NGL, LLC, its
General Partner

By:	/s/	Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President

LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

BY:	/s/ Claire M. Lui
NAME:	Claire M. Lui
TITLE:	Managing Director

LEHMAN COMMERCIAL PAPER, INC.

BY:	/s/ Suzanne Flynn
NAME:	Suzanne Flynn
TITLE:	Authorized Signatory

SUNTRUST BANK

BY:	/s/ David J. Edge
NAME:	David J. Edge
TITLE:	Director

ABN AMRO BANK, N.V.

BY:	/s/ Frank R. Russo, Jr.
NAME:	Frank R. Russo, Jr.
TITLE:	Group Vice President

BY:	/s/ Quandra L. Kelley
NAME:	Quandra L. Kelley
TITLE:	Assistant Vice President

THE ROYAL BANK OF SCOTLAND PLC

BY:	/s/ Patricia J. Dundee
NAME:	Patricia J. Dundee
TITLE:	Senior Vice President

BANK ONE, NA (Main Office Chicago)

BY:	/s/ Jeanie Gonzalez
NAME:	Jeanie Gonzalez
TITLE:	Director

BARCLAYS BANK PLC

BY:	/s/ Nicholas A. Bell
NAME:	Nicholas A. Bell
TITLE:	Director, Loan Transaction Management

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH

BY:	/s/ Dietmar Rieg
NAME:	Dietmar Rieg
TITLE:	First Vice President

BY:	/s/ Wolfgang Kottmann
NAME:	Wolfgang Kottmann
TITLE:	Vice President

NATEXIS BANQUES POPULAIRES

BY:	/s/ Louis P. Laville, III
NAME:	Louis P. Laville, III
TITLE:	Vice President and Group Manager

BY:	/s/ Donovan C. Broussard
NAME:	Donovan C. Broussard
TITLE:	Vice President and Manager

UBS AG, STAMFORD BRANCH

BY:	/s/ Kelly Smith
NAME:	/s/ Kelly Smith
TITLE:	Director, Recovery Management

BY:	/s/ Robert Reuter
NAME:	Robert Reuter
TITLE:	Executive Director

SCHEDULE A
TO THIRD AMENDMENT TO CREDIT AGREEMENT

Certain Adjustments to Consolidated EBITDA

Consolidated EBITDA in any period shall be increased by each of the following:

(a)                                  the amount of the general and administrative expenses of the Borrower and its Subsidiaries for such period paid by WEG Acquisitions, L.P. during or with respect to such period in accordance with the terms of the New Omnibus Agreement (as defined below) that, in accordance with the terms of the New Omnibus Agreement, is not required to be reimbursed to WEG Acquisitions, L.P. by the Borrower and its Subsidiaries, provided that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Borrower and its Subsidiaries was reduced for such period as a result of the inclusion of such amount of general and administrative expenses on the income statement of the Borrower and its Subsidiaries for such period;

(b)                                 the amount of payments made by any of TWC, Williams Energy Services LLC, or WEG Acquisitions, L.P.  to Borrower or any of its Subsidiaries during or with respect to such period in accordance with Article IV of the New Omnibus Agreement or Section 8.2 of the Purchase Agreement (as defined below) as indemnification for Covered Environmental Losses (as defined in the New Omnibus Agreement) or environmental remediation obligations, provided that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Borrower and its Subsidiaries was reduced for such period as a result of the treatment of such payments under GAAP as capital contributions rather than income;

(c)                                  the sum of (i) the amount of Implementation Costs (as defined in the Purchase Agreement and, when added to all Implementation Costs previously incurred by Borrower and its Subsidiaries, not exceeding $2,000,000 in the aggregate) that are incurred by Borrower and its Subsidiaries during such period and that, in accordance with the terms of the Purchase Agreement, are required to be borne by WEG Acquisitions, L.P., the Borrower or any of its Subsidiaries, and (ii) the amount of such Implementation Costs in excess of such $2,000,000 aggregate amount that are incurred by Borrower and its Subsidiaries during such period and that, in accordance with the terms of the Purchase Agreement, either (x) are not required to be borne by WEG Acquisitions, L.P., the Borrower or any of its Subsidiaries or (y) are reimbursed to WEG Acquisitions, L.P., the Borrower or any of its Subsidiaries, provided that in the case of this clause (ii) such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the  Borrower or any of its Subsidiaries was reduced for such period as a result of the inclusion of the Implementation Costs referred to in this clause (ii) on the income statement of the Borrower or any of its Subsidiaries for such period;.

(d)                                 with respect to any period encompassing the period in which the Proposed Transaction (as defined in the Third Amendment to Credit Agreement) occurs, the amount (if any) by which Consolidated Net Income of the  Borrower or any of its Subsidiaries was reduced for such period as a result of the GAAP treatment of certain retiree healthcare (FAS 106), pension (FAS 87), and accrued paid-time off costs related to the employment by WEG Acquisitions, L.P. and its affiliates of former employees of TWC that were formerly involved, and that will continue to be involved, in providing services to the  Borrower or any of its Subsidiaries; and

(e)                                  with respect to any period encompassing the period in which the Proposed Transaction occurs, the amount of expenses that are deemed to be incurred by the Borrower or any of its Subsidiaries

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during or with respect to such period as a result of the accelerated vesting of certain Phantom Units (as defined in the Purchase Agreement) as a result of the consummation of the Proposed Transaction or events related to the consummation of the Proposed Transaction.

For purposes of this Schedule, (i) the term “Purchase Agreement” means the Purchase Agreement, dated as of April 18, 2003, by and among Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc., Williams GP LLC, and WEG Acquisitions, L.P., as such agreement may be amended, supplemented or otherwise modified after the date hereof, (ii) the term “New Omnibus Agreement” means the New Omnibus Agreement, to be entered into in connection with the Proposed Transaction, by and among WEG Acquisitions, L.P., TWC, Williams Natural Gas Liquids, Inc., and Williams Energy Services, LLC, as such agreement may be amended, supplemented or otherwise modified after the date hereof, and (iii) all references to any payment, reimbursement, cost or expense made or incurred by Borrower and its Subsidiaries shall include, without limitation, any such payment, reimbursement, cost or expense made or incurred by the MLP and properly allocable to the Borrower or any of the Borrower’s Subsidiaries.

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